Exhibit 3.1

Execution Version

CERTIFICATE OF DESIGNATIONS

OF

10% MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES B

OF

REGIONS FINANCIAL CORPORATION

Regions Financial Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, does hereby certify:

The board of directors of the Corporation (the “Board of Directors”), in accordance with the restated certificate of incorporation and amended and restated bylaws of the Corporation and applicable law, authorized the issuance and sale by the Corporation of shares of its preferred stock at a meeting duly convened and held on May 12, 2009 and authorized the formation of a Pricing Committee of the Board of Directors (the “Committee”), and pursuant to the authority conferred upon the Committee in accordance with Section 141(c) of the General Corporation Law of the State of Delaware and the resolutions of the Board of Directors, the Committee adopted the following resolution on May 26, 2009 creating a series of 287,500 shares of Preferred Stock of the Corporation designated as “10% Mandatory Convertible Preferred Stock, Series B”.

RESOLVED, that pursuant to the provisions of the restated certificate of incorporation and the amended and restated bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $1.00 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Section 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “10% Mandatory Convertible Preferred Stock, Series B” (the “Series B”). The authorized number of shares of Series B shall be 287,500. Each share of Series B shall be identical in all respects to every other share of Series B.

Section 2. Definitions. As used herein with respect to Series B:

(a) “Agent Members” shall have the meaning set forth in Section 22.

(b) “Applicable Market Value” means, except as provided in Section 12(e), the Average VWAP per share of Common Stock for the 20 consecutive Trading-Day period ending on the third Trading Day immediately preceding the Mandatory Conversion Date.

(c) “Average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

(d) “Board of Directors” means the board of directors of the Corporation or, with respect to any action to be taken by such board of directors, any committee of the board of directors duly authorized to take such action.

(e) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(f) “Bylaws” means the restated bylaws of the Corporation, as they may be amended from time to time.

(g) “Certificate of Designations” means this Certificate of Designations, as it may be amended from time to time.

(h) “Charter” means the Corporation’s restated certificate of incorporation, as it may be amended from time to time.

(i) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(j) “Conversion Date” shall have the meaning set forth in Section 9(a).

(k) “Conversion Rate” shall have the meaning set forth in Section 5(b).

(l) “Corporate Trust Office” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.

(m) “Corporation” shall have the meaning set forth in the recitals.

(n) “Current Market Price” of the Common Stock on any day, means the Average VWAP of the Common Stock for the ten consecutive Trading-Day period ending on the earlier of the day in question and the day before the ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in clauses (i) through (v) of Section 12(a). For purposes of this definition, “ex-date” means the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive an issuance or distribution.

(o) “Depositary” means DTC or its nominee or any successor appointed by the Corporation.

(p) “Dividend Payment Date” means (i) the 15th calendar day of February, May, August and November of each year prior to the Mandatory Conversion Date and (ii) the Mandatory Conversion Date.

(q) “Dividend Period” means the period commencing on and including the a Dividend Payment Date (or, if no Dividend Payment Date has occurred, commencing on and including the Issue Date) and ending on and including the day immediately preceding the next succeeding Dividend Payment Date.

(r) “Dividend Reference Period” means (i) in the case of a payment of dividends upon a Mandatory Conversion, the five consecutive Trading Days ending on the second Trading Day immediately preceding the Mandatory Conversion Date, (ii) in the case of a payment of dividends upon an Optional Conversion, the five consecutive Trading Days commencing on the third Trading Day immediately following the date on which the Corporation receives a notice of conversion from the applicable Holder, and (iii) in the case of a payment of dividends upon a Fundamental Change Conversion or Early Conversion, the five consecutive Trading Days ending on the Trading Day immediately preceding the Effective Date.

(s) “Dividend Threshold Amount” means $0.01 per share, subject to adjustment on an inversely proportional basis whenever the Fixed Conversion Rates are adjusted, but no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the Fixed Conversion Rates pursuant to clause (iv) of Section 12(a). For the avoidance of doubt, the Dividend Threshold Amount will be zero in the case of a cash dividend amount that is not a regular, quarterly dividend.

(t) “DTC” means The Depository Trust Company.

(u) “Early Conversion” shall have the meaning set forth in Section 8(a).

(v) “Early Conversion Date” shall have the meaning set forth in Section 8(b).

(w) “Effective Date” means (i), with respect to a Fundamental Change, the date upon which a Fundamental Change becomes effective, and (ii), in the event of an Early Conversion, the Early Conversion Date.

(x) “Electing Share” shall have the meaning set forth in Section 12(e).

(y) “Exchange Property” shall have the meaning set forth in Section 12(e).

(z) “Expiration Date” shall have the meaning set forth in clause (v) of Section 12(a).

(aa) “Fixed Conversion Rates” means, collectively, the Maximum Conversion Rate and the Minimum Conversion Rate.

(bb) a “Fundamental Change” will be deemed to have occurred if any of the following occurs:

(i)

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of the Corporation representing more than 50% of the voting power of the common equity of the Corporation (other than in connection with a consolidation, merger or other transaction described in clause (ii) of this definition, in which case clause (ii) shall apply);

(ii)	the Corporation is involved in a consolidation with or merger into any other person, or any merger of another person into the Corporation, or any other transaction or series of related transactions (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Common Stock), in each case in which 90% or more of the Common Stock is exchanged for or converted into securities, cash or other property, 10% or more of which consists of securities, cash or other property that is not (or will not be immediately upon the effectiveness of such consolidation, merger or transaction) common equity of the surviving or continuing person which is listed on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market;

(iii)	the Common Stock ceases to be listed or quoted on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (other than in connection with a consolidation, merger or other transaction described in clause (ii) of this definition, in which case clause (ii) shall apply); or

(iv)	the stockholders of the Corporation vote for the liquidation, dissolution or termination of the Corporation.

(cc) “Fundamental Change Conversion” shall have the meaning set forth in Section 7(a).

(dd) “Fundamental Change Conversion Date” means the effective date of any Fundamental Change Conversion of Series B pursuant to Section 7.

(ee) “Fundamental Change Conversion Notice” shall have the meaning set forth in Section 7(b).

(ff) “Fundamental Change Conversion Period” shall have the meaning set forth in Section 7(a).

(gg) “Fundamental Change Conversion Rate” means the Fundamental Change Conversion Rate set forth in the table below for the applicable Effective Date of a Fundamental Change and the applicable Stock Price (as such Stock Prices in the column headings for the table below are adjusted pursuant to Section 12):

Stock Price on Effective Date

Effective Date	$ 1.00	$ 2.00	$ 3.00	$ 4.00	$ 4.40	$ 5.00	$ 7.50
5/27/2009	376.8849	302.0735	266.3344	250.0000	252.0815	253.9217	243.8962
8/15/2009	358.3930	293.6647	269.8095	250.0000	254.3686	250.5035	241.5881
11/15/2009	339.7630	285.5212	264.4964	250.0000	250.5944	247.1245	239.2663
2/15/2010	320.6322	277.5731	259.3894	250.0000	246.8459	243.7225	236.8667
5/15/2010	300.6929	269.8111	254.6055	250.0000	243.1111	240.2474	234.3233
8/15/2010	279.8448	262.4960	250.9067	250.0000	239.5533	236.6799	231.5452
11/15/2010	258.1203	254.0198	250.5492	250.0000	236.0683	231.8533	228.3381
12/15/2010	250.0000	250.0000	250.0000	250.0000	227.2727	227.2727	227.2727

Stock Price on Effective Date

Effective Date	$ 10.00	$ 15.00	$ 20.00	$ 30.00	$ 50.00	$ 75.00	$ 100.00
5/27/2009	239.2664	234.9381	232.8546	230.7698	229.0564	228.1755	227.7295
8/15/2009	237.5581	233.8461	232.0650	230.2748	228.7996	228.0442	227.6633
11/15/2009	235.8344	232.7428	231.2640	229.7702	228.5406	227.9155	227.6016
2/15/2010	234.0469	231.5940	230.4242	229.2383	228.2688	227.7801	227.5355
5/15/2010	232.1560	230.3772	229.5304	228.6733	227.9807	227.6338	227.4603
8/15/2010	230.1489	229.1018	228.5984	228.0935	227.6893	227.4871	227.3861
11/15/2010	228.0433	227.7708	227.6346	227.4984	227.3895	227.3350	227.3077
12/15/2010	227.2727	227.2727	227.2727	227.2727	227.2727	227.2727	227.2727

If the Stock Price is between two stock price amounts (as such amount is adjusted from time to time) on the table or the Effective Date is between two dates on the table, the Fundamental Change Conversion Rate will be determined by straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

If the Stock Price is in excess of $100.00 per share (as such amount is adjusted from time to time), then the Fundamental Change Conversion Rate will be the Minimum Conversion Rate (as such amount is adjusted from time to time).

If the Stock Price is less than $1.00 per share (as such amount is adjusted from time to time) (the “Minimum Stock Price”), then the Fundamental Change Conversion Rate will be determined as if the Stock Price equaled the Minimum Stock Price, using the straight-line interpolation, as described herein, if the Effective Date is between two dates on the table.

For purposes of the foregoing, “Stock Price” means (i), in the case of a Fundamental Change described in clause (ii) of the definition of “Fundamental Change” in which the holders of Common Stock receive only cash in the Fundamental Change, the cash amount paid per share of Common Stock, and (ii) in the case of all other Fundamental Changes or in the event of an Early Conversion, the Average VWAP of the Common Stock over the five Trading-Day period ending on the Trading Day immediately preceding the Effective Date of the Fundamental Change.

(hh) “Global Preferred Share” shall have the meaning set forth in Section 22.

(ii) “Global Shares Legend” shall have the meaning set forth in Section 22.

(jj) “Holder” means the Person in whose name the shares of the Series B are registered, which may be treated by the Corporation and the Transfer Agent as the absolute owner of the shares of Series B for the purpose of making payment and settling conversions and for all other purposes.

(kk) “Initial Liquidation Preference” means $1,000.00 per share of Series B.

(ll) “Initial Price” shall have the meaning set forth in clause (ii) of Section 5(b).

(mm) “Issue Date” shall mean May 27, 2009, the original date of issuance of the Series B.

(nn) “Junior Stock” means the Common Stock and any other class or series of capital stock of the Corporation established after the Issue Date the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series B as to dividend rights and/or as to rights upon liquidation, dissolution or winding up of the Corporation.

(oo) “Liquidation Preference” has the meaning set forth in Section 13(a).

(pp) “Mandatory Conversion” means a conversion pursuant to Section 5.

(qq) “Mandatory Conversion Date” means December 15, 2010.

(rr) “Market Disruption Event” means any of the following events has occurred: (i) any suspension of, or limitation imposed on, trading by the relevant exchange or quotation system during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise relating to the Common Stock or in futures or option contracts relating to the Common Stock on the relevant exchange or quotation system, (ii) any event (other than a failure to open or a closure as described below) that disrupts or impairs the ability of market participants during any period or periods aggregating one half-hour or longer in general to effect transactions in, or obtain market values for, the Common Stock on the relevant exchange or quotation system or futures or options contracts relating to the Common Stock on any relevant exchange or quotation system, or (iii) the failure to open of the exchange or quotation system on which futures or options contracts relating to the Common Stock are traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours) unless such earlier closing time is announced by such exchange or quotation system at least one hour prior to the earlier of the actual closing time for the regular trading session on such day and the submission deadline for orders to be entered into such exchange or quotation system for execution at the actual closing time on such day.

(ss) “Maximum Conversion Rate” shall have the meaning set forth in clause (iii) of Section 5(b).

(tt) “Minimum Conversion Rate” shall have the meaning set forth in clause (i) of Section 5(b).

(uu) “Minimum Stock Price” shall have the meaning set forth in the definition of Fundamental Change Conversion Rate.

(vv) “Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, or the Secretary of the Corporation.

(ww) “Officers’ Certificate” means a certificate of the Corporation, signed by a duly authorized Officer and a duly authorized principal financial or accounting officer of the Corporation.

(xx) “Optional Conversion” shall have the meaning set forth in Section 6(a).

(yy) “Optional Conversion Date” shall have the meaning set forth in Section 6(e).

(zz) “Parity Stock” means the Fixed Rate Cumulative Perpetual Preferred Stock, Series A of the Corporation and any other class of capital stock or series of Preferred Stock of the Corporation established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series B as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(aaa) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(bbb) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series B.

(ccc) “Record Date” means (i) with respect to payment of dividends on the Series B, the 15th calendar day immediately preceding the relevant Dividend Payment Date or such other record date fixed by the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date, and (ii) for purpose of an adjustment to a conversion rate pursuant to Section 12, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(ddd) “Record Holder” means, as to any day, the Holder of record of the Series B as they appear on the stock register of the Corporation at the close of business on such day.

(eee) “Registrar” means the Transfer Agent.

(fff) “Reorganization Event” shall have the meaning set forth in Section 12(e).

(ggg) “Series B” shall have the meaning set forth in Section 1.

(hhh) “Share Cap” shall have the meaning set forth in Section 4(h).

(iii) “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

(jjj) “Spin-Off” shall have the meaning set forth in clause (iii) of Section 12(a).

(kkk) “Threshold Appreciation Price” shall have the meaning set forth in clause (i) of Section 5(b).

(lll) “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the New York Stock Exchange is open for trading, or, if the Common Stock (or any other securities, cash or other property into which the Series B becomes convertible in connection with any Reorganization Event) is not listed on the New York Stock Exchange, any day on which the principal national securities exchange on which the Common Stock (or such other property) is listed is open for trading, or, if the Common Stock (or such other property) is not listed on a national securities exchange, any Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

(mmm) “Transfer Agent” means Computershare Investor Services LLC, subject to the appointment of a successor transfer agent as provided in Section 21.

(nnn) “U.S. Alien Holder” means a Holder that is not treated as a United States person for U.S. federal income tax purposes as defined under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time.

(ooo) “VWAP” means, for purposes of determining the Conversion Rate, on any Trading Day, the volume weighted average price per share of the Common Stock as displayed on Bloomberg (or any successor service) page RF <Equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Date; or, if such price is not available, the market value per share of Common Stock on such Trading Day as determined by a nationally recognized independent investment banking firm retained by the Corporation for such purpose.

Section 3. Dividends.

(a) Holders of shares of outstanding Series B shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative dividends at the rate per annum of 10.00% per share on the Initial Liquidation Preference (equivalent to $100.00 per annum per share), payable quarterly on each Dividend Payment Date through November 15, 2010, commencing August 15, 2009, and on December 15, 2010, in arrears. Dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date, whether or not in any Dividend Period or Periods there have been funds of the Corporation legally available for the payment of such dividends and shall accrue, whether or not earned or declared, from and after the Issue Date. Dividends will be payable on a Dividend Payment Date to Holders that are Record Holders with respect to such Dividend Payment Date, but only to the extent a dividend has been declared to be payable on such Dividend Payment Date. If any Dividend Payment Date is not a Business Day, the dividend payable on such date shall be paid on the next Business Day without adjustment. Accumulations of dividends on shares of Series B shall not bear interest. Dividends payable for any period other than a full Dividend Period (based on the number of days elapsed during the period) shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months.

(b) No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series B with respect to any Dividend Period unless all dividends for all preceding Dividend Periods shall have been declared and paid or declared and a sufficient sum or number of shares of Common Stock shall have been set apart for the payment of such dividends, upon all outstanding shares of Series B.

(c) Holders of shares of Series B shall not be entitled to any dividends on the Series B, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B which may be in arrears.

(d) So long as any share of Series B remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to this Section 3(d) in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable, dividends on such amounts), on all outstanding shares of Series B have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the Holders of shares of Series B on the applicable Record Date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by any broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by any broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Issue Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the Holders thereof on the applicable Record Date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Series B and any shares of Parity Stock, all dividends declared on Series B and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Series B and all Parity Stock payable on such Dividend Payment Date (including, if applicable, dividends on such amount) (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the Holders of Series B prior to such Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors may be declared and paid on any securities of the Corporation, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and Holders shall not be entitled to participate in any such dividends.

Section 4. Method of Payment of Dividends.

(a) All dividends on the Series B, whether or not for a current Dividend Period or any prior Dividend Period, paid prior to any conversion of the Series B shall be made in cash.

(b) All dividends on the Series B payable in connection with the payment of accrued and unpaid dividends upon an Early Conversion or a Fundamental Change Conversion shall be paid by delivery of Common Stock.

(c) All dividends (or any portion of any dividend) on the Series B (including accrued and unpaid dividends) payable upon a Mandatory Conversion or an Optional Conversion may be paid, as determined in the Corporation’s sole discretion:

(i)	in cash;

(ii)	by delivery of shares of Common Stock; or

(iii)	through any combination of cash and Common Stock.

(d) Common Stock issued in payment or partial payment of a dividend shall be valued for such purpose at 97% of the Average VWAP per share of Common Stock for the five Trading Days during the applicable Dividend Reference Period.

(e) If the Corporation elects to make all or any portion of the dividend payments payable upon a Mandatory Conversion or an Optional Conversion in Common Stock pursuant to Section 4(c), the Corporation shall give notice to Holders thereof of such election and the portion of such payment that shall be made in cash and the portion of such payment that shall be made in Common Stock no later than 10 Trading Days prior to the Mandatory Conversion Date and the Corporation shall deliver shares of the Common Stock and cash, if applicable, in respect of such payment on December 15, 2010 (or, in the case of any dividend paid pursuant to Section 6(f), in compliance with the notification requirements set forth in Section 6(f)). If the Corporation does not provide notice of its election to pay any dividend, or a portion thereof, upon the conversion of the Mandatory Convertible Preferred Stock pursuant to this Section 4(e) or Section 6(f) in Common Stock, the Corporation will pay such dividend entirely in cash.

(f) In respect of any shares of Common Stock issued in payment or partial payment of a dividend to a U.S. Alien Holder, the Corporation may, in lieu of delivering all such shares of Common Stock to such U.S. Alien Holder, withhold and sell (or direct the Transfer Agent or any paying agent on behalf of the Corporation to withhold and sell) such number of shares of Common Stock as the Corporation deems necessary, to result in proceeds from such sale (after deduction of customary commissions, which shall be for the account of such U.S. Alien Holder) to pay all or any part of any U.S. withholding tax obligation that the Corporation has (as determined by it in its sole discretion) in respect of the payment or partial payment of such dividend of shares of Common Stock to such U.S. Alien Holder.

(g) Subject to Section 11, no fractional shares of Common Stock shall be delivered to Holders in payment or partial payment of a dividend.

(h) Notwithstanding the foregoing, in no event shall the number of shares of Common Stock delivered upon conversion of the Series B (including dividends paid in shares of Common Stock pursuant to this Section 4 or Section 6(f)) exceed an amount equal to the product of (i) 1.6 and (ii) the Maximum Conversion Rate, subject to adjustment in the same manner as each Fixed Conversion Rate as set forth in Section 12 (the “Share Cap”). To the extent the Corporation delivers the maximum number of whole shares of Common Stock equal to the Share Cap on the Series B with respect to which the Corporation has notified the Holder that such dividends would be paid in shares of Common Stock in accordance with Section 4(e) or Section 6(f), the Corporation shall be deemed to have paid in full such amount of accrued and unpaid dividends on such Series B. However, in the Corporation’s sole discretion, the Corporation may elect to pay any such deficiency resulting from the Share Cap in cash.

Section 5. Mandatory Conversion on the Mandatory Conversion Date.

(a) Each share of Series B shall automatically convert (unless previously converted in an Optional Conversion, Early Conversion or Fundamental Change Conversion) on the Mandatory Conversion Date into a number of shares of Common Stock equal to the Conversion Rate.

(b) The “Conversion Rate” shall be as follows:

(i)	if the Applicable Market Value of the Common Stock is equal to or greater than $4.40 (the “Threshold Appreciation Price”), then the Conversion Rate shall be equal to 227.2727 shares of Common Stock per share of Series B (the “Minimum Conversion Rate”);

(ii)	if the Applicable Market Value of the Common Stock is less than the Threshold Appreciation Price but greater than $4.00 (the “Initial Price”), then the Conversion Rate shall be equal to $1,000.00 divided by the Applicable Market Value of the Common Stock; or

(iii)	if the Applicable Market Value of the Common Stock is less than or equal to the Initial Price, then the Conversion Rate shall be equal to 250.0000 shares of Common Stock per share of Series B (the “Maximum Conversion Rate”).

(c) The Minimum Conversion Rate, the Maximum Conversion Rate, the Threshold Appreciation Price and the Initial Price are each subject to adjustment in accordance with the provisions of Section 12.

(d) The Holders of Series B on the Mandatory Conversion Date shall have the right to receive an amount equal to all accrued and unpaid dividends on the Series B (in the manner provided in Section 4; provided that if the Corporation elects to pay any accrued and unpaid dividends through the issuance of additional shares of Common Stock, the Corporation shall have provided the Holders of the Series B notice of any such election and the portion of such payment that will be made in Common Stock 10 Trading Days prior to the Mandatory Conversion Date, and the Corporation shall deliver shares of Common Stock and cash, if applicable, in respect of such payment on the Mandatory Conversion Date), whether or not declared prior to that date, for the Dividend Period ending immediately prior to the Mandatory Conversion Date and all prior Dividend Periods (other than previously declared dividends on the Series B payable to Record Holders as of a prior date), provided that the Corporation is legally permitted to pay such dividends at such time.

Section 6. Optional Conversion at the Option of the Holder.

(a) Other than during the Fundamental Change Conversion Period, shares of the Series B are convertible, in whole or in part, at the option of the Holder thereof (“Optional Conversion”) at any time prior to the Mandatory Conversion Date, into shares of Common Stock at the Minimum Conversion Rate, subject to adjustment as set forth in Section 12.

(b) Any written notice of conversion pursuant to this Section 6 shall be duly executed by the Holder, and specify:

(i)	the number of shares of Series B to be converted;

(ii)	the name(s) in which such Holder desires the shares of Common Stock issuable upon conversion to be registered; and

(iii)	any other transfer forms, tax forms or other relevant documentation required and specified by the Transfer Agent, if necessary, to effect the conversion.

(c) If specified by the Holder in the notice of conversion that shares of Common Stock issuable upon conversion of the Series B shall be issued to a person other than the Holder surrendering the shares of Series B being converted, then the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the shares of Common Stock so issued.

(d) Upon receipt by the Transfer Agent of a completed and duly executed notice of conversion as set forth in Section 6(b), compliance with Section 6(c), if applicable, and surrender of a certificate representing share(s) of Series B to be converted (if held in certificated form), the Corporation shall, within three Business Days or as soon as possible thereafter (except in the case of shares of Common Stock issued pursuant to Section 6(f)), issue and shall instruct the Transfer Agent to register the number of shares of Common Stock to which such Holder shall be entitled upon conversion in the name(s) specified by such Holder in the notice of conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Series B, only part of which are to be converted, the Corporation shall issue and deliver to such Holder or such Holder’s designee in the manner provided in the immediately preceding sentence a new certificate or certificates representing the number of shares of Series B that shall not have been converted.

(e) The issuance by the Corporation of shares of Common Stock upon a conversion of shares of Series B in accordance with the terms hereof shall be deemed effective immediately prior to the close of business on the day (the “Optional Conversion Date”) of receipt by the Transfer Agent of the notice of conversion and other documents, if any, set forth in Section 6(b), compliance with Section 6(c), if applicable, and the surrender by such Holder or such Holder’s designee of the certificate or certificates representing the shares of Series B to be converted (if held in certificated form), duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto).

(f) Subject to Section 6(g), a Holder of a share of Series B on the Optional Conversion Date with respect to such share shall have the right, subject to the Share Cap, to receive all accrued and unpaid dividends (in the manner provided in Section 4); provided that if the Corporation elects to pay any accrued and unpaid dividends through the issuance of additional shares of Common Stock, the Corporation shall have provided the Holder of the Series B being converted notice of any such election and the portion of such payment that will be made in Common Stock not later than two Trading Days after the Optional Conversion Date, and the Corporation shall deliver shares of Common Stock and cash, if applicable, in respect of such payment no later than the eighth Trading Day following the Optional Conversion Date), whether or not declared prior to that date, for the portion of the then-current Dividend Period until the Optional Conversion Date and for all prior Dividend Periods ending on or prior to the Dividend Payment Date immediately preceding the Optional Conversion Date (other than previously declared dividends on the Series B payable to Record Holders as of a prior date), provided that the Corporation is then legally permitted to pay such dividends. Except as described above, upon any optional conversion of the Series B, the Corporation shall make no payment or allowance for unpaid dividends on the Series B.

(g) Notwithstanding Section 6(f), in the case of a conversion that occurs during the period from 5:00 p.m., New York City time, on a Record Date for any dividend to 9:00 a.m., New York City time, on the following Dividend Payment Date:

(i)	the Record Holder of the converted share(s) of Series B on such Record Date will receive such dividend on such Dividend Payment Date;

(ii)	the Holder who delivers such share(s) of Series B for conversion will receive any accrued and unpaid dividends on such share(s), as described in Section 6(f), for all prior Dividend Periods ending on or prior to the next preceding Dividend Payment Date but, subject to clause (i) above, shall not be entitled to receive any accrued dividends for the portion of the then-current dividend period until the Optional Conversion Date; and

(iii)	share(s) of Series B surrendered for conversion during such period must be accompanied by an amount in cash equal to (i) the dividend payable on the following Dividend Payment Date with respect to the share(s) so converted, minus (ii) the amount of accrued dividends for the portion of the then-current dividend period until the Optional Conversion Date.

Section 7. Fundamental Change Conversion.

(a) In the event of a Fundamental Change occurring prior to the Mandatory Conversion Date, the Holders of the Series B shall have the right to convert their shares of Series B during a period (the “Fundamental Change Conversion Period”) that begins on the Effective Date of such Fundamental Change and ends on a date that is the earlier of (i) the

Mandatory Conversion Date and (ii) the date that is 20 days after the Effective Date (such right of the Holders to convert their shares pursuant to this Section 7(a) being the “Fundamental Change Conversion”) at the Fundamental Change Conversion Rate.

(b) To the extent practicable, at least 20 Business Days prior to the date on which the Corporation anticipates consummating the Fundamental Change (but in any event not later than two Business Days following the Corporation becoming aware of the occurrence of a Fundamental Change), a written notice (the “Fundamental Change Conversion Notice”) shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Record Holders as they appear on the stock register of the Corporation. Such notice shall contain:

(i)	the date on which the Fundamental Change is anticipated to be effected;

(ii)	(A) the first date, which shall be the Effective Date of such Fundamental Change, on which the Fundamental Change Conversion right may be exercised and (B) the date, which shall be the earlier of (i) the Mandatory Conversion Date and (ii) 20 days after the Effective Date of the Fundamental Change, by which the Fundamental Change Conversion right must be exercised; and

(iii)	the instructions a Holder must follow to exercise the Fundamental Change Conversion right, if any, in connection with such Fundamental Change.

(c) A Holder who converts shares of Series B pursuant to this Section 7 shall also have the right, subject to the Share Cap, to receive all accrued and unpaid dividends (in the manner provided in Section 4), payable in shares of Common Stock, for the portion of the then-current Dividend Period until the Fundamental Change Conversion Date and for all prior Dividend Periods ending on or prior to the Dividend Payment Date immediately preceding the Fundamental Change Conversion Date (other than previously declared dividends on the Series B payable to Record Holders as of a prior date), provided that the Corporation is then legally permitted to pay such dividends.

(d) To convert shares of Series B pursuant to this Section 7, a Holder shall deliver to the Transfer Agent at its Corporate Trust Office, no earlier than the Effective Date of the Fundamental Change, and no later than 5:00 p.m., New York City time on or before the date by which the Fundamental Change Conversion right must be exercised as specified in the notice, the certificate(s) (if such shares are held in certificated form) evidencing the shares of Series B which such Holder is requesting to convert, duly assigned or endorsed for transfer to the Corporation, or accompanied by duly executed stock powers relating thereto, or in blank, with a written notice to the Corporation stating the Holder’s intention to convert early in connection with the Fundamental Change containing the information set forth in Section 6(b) and providing the Corporation with payment instructions.

(e) To the extent that a Fundamental Change occurs which event also constitutes a Reorganization Event, then, in lieu of shares of Common Stock otherwise deliverable upon a conversion, the Corporation shall deliver securities, cash and/or other property as contemplated by Section 12(e). To the extent a Holder does not convert its shares of

Series B pursuant to this Section 7 and a Reorganization Event has occurred, in lieu of shares of Common Stock, the Corporation shall deliver to such Holder on the Mandatory Conversion Date, an Optional Conversion Date or Early Conversion Date, such cash, securities and other property as determined in accordance with Section 12(e).

(f) Upon a Fundamental Change Conversion, the Transfer Agent shall, in accordance with the instructions provided by the Holder thereof in the written notice provided to the Corporation as set forth above, deliver to the Holder such cash and securities issuable upon such Fundamental Change Conversion, together with payment of cash in lieu of any fraction of a share, as provided in Section 11. Such delivery shall take place upon, and only to the extent of, the consummation of such Fundamental Change Conversion.

(g) In the event that a Fundamental Change Conversion is effected with respect to shares of Series B representing less than all the shares of Series B held by a Holder, upon such Fundamental Change Conversion, the Corporation shall execute and the Transfer Agent shall countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Series B as to which Fundamental Change Conversion was not effected.

Section 8. Early Conversion at the Option of the Corporation.

(a) At any time prior to the Mandatory Conversion Date, shares of the Series B are convertible, in whole or in part, at the option of the Corporation (an “Early Conversion”), into shares of Common Stock at the Fundamental Change Conversion Rate.

(b) No more than 60 days prior to the Early Conversion Date and no less than 45 days prior to the Early Conversion Date, (i) a written notice (the “Early Conversion Notice”) shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Record Holders as they appear on the stock register of the Corporation, (ii) a press release shall be issued by the Corporation and (iii) the Corporation shall disclose on its website (http://www.regions.com, or a successor website) its exercise of the Early Conversion right. Such notice, press release and website disclosure shall contain:

(i)	the date on which the Early Conversion is to be effected (the “Early Conversion Date”); and

(ii)	the aggregate number of shares of Series B with respect to which the Corporation is exercising its Early Conversion right pursuant to this Section 8.

(c) If the Corporation exercises its Early Conversion right pursuant to this Section 8 to convert less than all outstanding shares of Series B, the Corporation must select the particular shares to be converted (i) by lot, on a pro rata basis or by any other method the Corporation deems fair and appropriate or (ii) if the shares of Series B are in issued in the form of Global Preferred Shares, by a method in accordance with the procedures of DTC, but only if such method is not prohibited by the rules of any stock exchange or quotation association on which the Series B is then traded or quoted.

(d) In the event of any Early Conversion, the Corporation shall not be required to (i) issue, register the transfer of, or exchange any shares of the Series B during a period beginning at the opening of business 15 days before the day of selection for conversion and ending at the close of business on the day of mailing of the Early Conversion Notice or (ii) transfer or exchange any shares of Series B so selected, except, in the case of any shares of Series B being converted in part, any portion thereof not to be converted.

(e) A Holder of a share of Series B on the Early Conversion Date with respect to such share shall have the right, subject to the Share Cap, to receive all accrued and unpaid dividends (in the manner provided in Section 4), payable in shares of Common Stock, for the portion of the then-current Dividend Period until the Early Conversion Date and for all prior Dividend Periods ending on or prior to the Dividend Payment Date immediately preceding the Early Conversion Date (other than previously declared dividends on the Series B payable to Record Holders as of a prior date), provided that the Corporation is then legally permitted to pay such dividends.

Section 9. Conversion Procedures.

(a) On the Mandatory Conversion Date, the Fundamental Change Conversion Date or any Optional Conversion Date or Early Conversion Date (each, a “Conversion Date”), dividends on any shares of Series B converted to Common Stock shall cease to accrue and cumulate, and such shares of Series B shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive shares of Common Stock into which such shares of Series B are convertible and any accrued and unpaid dividends on such shares to which they are otherwise entitled pursuant to Section 5, Section 6, Section 7 or Section 8, as applicable.

(b) The person or persons entitled to receive the Common Stock issuable upon any such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the applicable Conversion Date. No allowance or adjustment, except as set forth in Section 12, shall be made in respect of dividends payable to holders of Common Stock of record as of any date prior to such applicable Conversion Date. Prior to such applicable Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series B shall not be deemed outstanding for any purpose, and Holders of shares of Series B shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series B.

(c) Shares of Series B duly converted in accordance herewith, or otherwise reacquired by the Corporation, shall resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance (provided that any such cancelled shares of Series B may be reissued only as shares of any series of Preferred Stock other than Series B).

(d) In the event that a Holder of shares of Series B shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such Series B should be registered, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder of such Series B as shown on the records of the

Corporation. In the case of a Mandatory Conversion, in the event that shares of the Preferred Stock are then held in certificated form, in the event that a Holder of Series B shall not by written notice to the Company elect to receive shares of Common Stock deliverable upon such Mandatory Conversion in certificated form, the name in which such shares should be registered and the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Corporation shall be entitled to register such shares, and make such payment, in book-entry form, in the name of the Holder of such Series B as shown on the records of the Corporation.

Section 10. Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares held in the treasury of the Corporation, solely for issuance upon the conversion of shares of Series B as herein provided, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B then outstanding. For purposes of this Section 10(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series B shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series B, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock delivered upon conversion of the Series B shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders),

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B, the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series B; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the first conversion of Series B into Common Stock in accordance with the provisions hereof, the Corporation covenants to list such Common Stock issuable upon conversion of the Series B in accordance with the requirements of such exchange or automated quotation system at such time.

Section 11. Fractional Shares.

(a) No fractional shares of Common Stock shall be issued as a result of any conversion of shares of Series B or as a result of any payment of dividends on the Series B in shares of Common Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any Mandatory Conversion, Optional Conversion, Fundamental Change Conversion or Early Conversion or as a result of the election of the Corporation to pay a dividend in shares of Common Stock in accordance with Section 4, the Corporation shall at its option either (i) issue to such Holder an amount of shares rounded up to the next whole share of Common Stock or (ii) pay an amount in cash (computed to the nearest cent) equal to the same fraction of the Average VWAP of the Common Stock on the Trading Day preceding the Conversion Date.

(c) If more than one share of the Series B is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series B so surrendered. If the Corporation pays dividends in Common Stock on more than one share of the Series B held at any one time by or for the same Holder, the number of full shares of Common Stock payable in connection with such dividend shall be computed on the basis of the aggregate number of shares of the Series B so held.

Section 12. Anti-Dilution Adjustments to the Fixed Conversion Rates.

(a) Each Fixed Conversion Rate shall be adjusted from time to time as follows:

(i)	If the Corporation issues Common Stock as a dividend or distribution on the Common Stock to all holders of the Common Stock (other than in connection with a Reorganization Event), or if the Corporation effects a share split or share combination of the Common Stock, each Fixed Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [OS1 /OS0]

where:

CR0	=	the Fixed Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Fixed Conversion Rate in effect immediately after the Record Date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date prior to giving effect to such event

OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event.

Any adjustment made pursuant to this clause (i) shall become effective on the date that is immediately after (x) the Record Date or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this clause (i) is declared but not so paid or made, each new Fixed Conversion Rate shall be readjusted to the Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii)	If the Corporation issues to all holders of the Common Stock any rights, warrants, options or other securities (other than rights issued pursuant to a shareholder rights plan or rights or warrants issued in connection with a Reorganization Event) entitling them for a period of not more than 60 days after the date of issuance thereof to subscribe for or purchase shares of Common Stock, or if the Corporation issues to all holders of Common Stock securities convertible into Common Stock for a period of not more than 60 days after the date of issuance thereof, in either case at an exercise price per share of Common Stock or a conversion price per share of Common Stock less than the Current Market Price of the Common Stock on the Record Date, each Fixed Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [(OS0 + X) / (OS0 + Y)]

where:

CR0	=	the Fixed Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Fixed Conversion Rate in effect immediately after the Record Date

OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date

X	=	the total number of shares of Common Stock issuable pursuant to such rights, warrants, options, other securities or convertible securities (or upon conversion of such securities)

Y	=	the number of shares of Common Stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities (or the conversion price for such securities paid upon conversion) and (B) the Average VWAP of the Common Stock for the 10 consecutive Trading-Day period prior to the Trading Day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

For purposes of this clause (ii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, Common Stock at less than the applicable Average VWAP of the Common Stock on the applicable date, and in determining the aggregate exercise or conversion price payable for such Common Stock, there shall be taken into account any consideration the Corporation receives for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors. If any right, warrant, option, other security or convertible security described in this clause (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new Fixed Conversion Rate shall be readjusted to the Fixed Conversion Rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

Any adjustment made pursuant to this clause (ii) shall become effective on the date that is immediately after the Record Date.

(iii)	(A) If the Corporation distributes capital stock (other than Common Stock), evidences of indebtedness or other assets or property of the Corporation to all holders of the Common Stock, excluding:

(x)	dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in clause (i) or (ii) above,

(y)	dividends or distributions paid exclusively in cash, and

(z)	Spin-Offs,

then each Fixed Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [SP0 /(SP0 - FMV)]

where:

CR0	=	the Fixed Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Fixed Conversion Rate in effect immediately after the Record Date

SP0	=	the Current Market Price of the Common Stock on the Record Date

FMV	=	the fair market value (as determined in good faith by the Board of Directors) of the capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the Record Date.

An adjustment to each Fixed Conversion Rate made pursuant to this clause (iii)(A) shall be made successively whenever any such distribution is made and shall become effective on the Record Date.

(B)	If the Corporation distributes to all holders of the Common Stock capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Corporation (a “Spin-Off”), each Fixed Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [(FMV0 + MP0) /MP0]

where:

CR0	=	the Fixed Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Fixed Conversion Rate in effect immediately after the Record Date

FMV0	=	the average volume weighted average price of the capital stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock for the 10 consecutive Trading-Day period commencing on, and including, the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to the Common Stock on the New York Stock Exchange or such other national or regional exchange or association or over-the-counter market or if not so traded or quoted, the fair market value (as determined in good faith by the Board of Directors) of the capital stock or similar equity interests distributed to holders of the Common Stock applicable to one share of the Common Stock

MP0	=	the Average VWAP of the Common Stock for the 10 consecutive Trading-Day period commencing on, and including, the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution with respect to the Common Stock on the New York Stock Exchange or such other U.S. national or regional exchange or market that is at that time the principal exchange or market for the Common Stock.

An adjustment to each Fixed Conversion Rate made pursuant to this clause (iii)(B) will occur on the 10th Trading Day from and including the effective date of the Spin-Off; provided that in respect of any conversion within the 10 Trading Days immediately following and including the date of the Spin-Off, references with respect to the Spin-Off to “the 10 consecutive Trading-Day period” shall be deemed replaced with a period of consecutive Trading Days containing such lesser number of Trading Days as have elapsed between the effective date of such Spin-Off and the Conversion Date and the adjustment in respect of such conversion shall occur immediately prior to the conversion.

If any such dividend or distribution described in this clause (iii) is declared but not paid or made, each new Fixed Conversion Rate shall be readjusted to be the Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(iv)	If the Corporation pays or makes any dividend or distribution consisting exclusively of cash to all holders of Common Stock in excess of regular quarterly dividends equal to the Dividend Threshold Amount, each Fixed Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [SP0 /(SP0 - C)]

where:

CR0	=	the Fixed Conversion Rate in effect at the close of business on the Record Date

CR1	=	the new Fixed Conversion Rate in effect immediately after the Record Date

SP0	=	the Current Market Price of the Common Stock as of the Record Date

C	=	the excess of the amount in cash per share that the Corporation distributes to holders of the Common Stock over the Dividend Threshold Amount.

An adjustment to each Fixed Conversion Rate made pursuant to this clause (iv) shall become effective on the date fixed for determination of the holders of Common Stock entitled to receive such dividend or distribution. If any dividend or distribution described in this clause (iv) is declared but not so paid or made, each new Fixed Conversion Rate shall be readjusted to the Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(v)	If the Corporation or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the VWAP per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), each Fixed Conversion Rate will be adjusted based on the following formula:

CR1	=	CR0 × [(FMV + (SP1 × OS1)) / (SP1 × OS0)]

where:

CR0	=	the Fixed Conversion Rate in effect at the close of business on the Expiration Date

CR1	=	the new Fixed Conversion Rate in effect immediately after the Expiration Date

FMV	=	The fair market value (as determined in good faith by the Board of Directors) on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for the Common Stock validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”)

OS0	=	the number of shares of Common Stock outstanding on the Expiration Date, including any Purchased Shares

OS1	=	the number of shares of Common Stock outstanding on the Expiration Date, less any Purchased Shares

SP1	=	the Average VWAP of the Common Stock for the 10 consecutive Trading-Day period commencing on the Trading Day next succeeding the Expiration Date.

If the application of the foregoing formula would result in a decrease in a Fixed Conversion Rate, no adjustment to such Fixed Conversion Rate will be made. Any adjustment to a Fixed Conversion Rate made pursuant to this clause (v) shall become effective on the date immediately following the last Trading Day included in the determination of the Average VWAP of the Common Stock for purposes of SP1 above; provided that in respect of any conversion within the 10 Trading-Day period commencing on the Trading Day next succeeding the Expiration Date, references to the “10 consecutive Trading-Day period” with respect to this clause (v) shall be deemed replaced with a period of consecutive Trading Days containing such lesser number of Trading Days as have elapsed between the Expiration Date and the Conversion Date, and the adjustment in respect of such conversion shall occur immediately prior to the conversion. If the Corporation or one of its subsidiaries is obligated to purchase Common Stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, each new Fixed Conversion Rate shall be readjusted to be the Fixed Conversion Rate that would be in effect if such tender or exchange offer had not been made.

(vi)	If the Corporation has in effect a shareholder rights plan while any shares of Series B remain outstanding, Holders of Series B will receive, upon a conversion of Series B, in addition to Common Stock, rights under the Corporation’s shareholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from the Common Stock. If the rights provided for in the shareholder rights plan have separated from the Common Stock in accordance with the provisions of the applicable shareholder rights agreement so that Holders of Series B would not be entitled to receive any rights in respect of the Common Stock, if any, that the Corporation is required to deliver upon conversion of Series B, each Fixed Conversion Rate will be adjusted at the time of separation as if the Corporation had distributed to all holders of the Common Stock, capital stock, evidences of indebtedness or other assets or property pursuant to clause (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights. A distribution of rights pursuant to a shareholder rights plan will not trigger an adjustment to the Fixed Conversion Rates pursuant to clauses (ii) or (iii) above.

(b) Adjustment for Tax Reasons. The Corporation may make such increases in each Fixed Conversion Rate, in addition to any other increases required by this Section 12, if the Board of Directors deems it advisable in order to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of the Corporation’s shares (or issuance of rights or warrants to acquire shares) or from any event treated as such for income tax purposes or for any other reasons; provided that the same proportionate adjustment must be made to each Fixed Conversion Rate. If any adjustment to the Fixed Conversions is treated as a distribution to any U.S. Alien Holder which is subject to withholding tax, the Corporation (or Transfer Agent or any paying agent on behalf of the Corporation ) may set off any withholding tax that is required to be collected with respect to such deemed distribution against cash payments and other distributions otherwise deliverable to such Holder.

(c) Calculation of Adjustments; Adjustments to Threshold Appreciation Price, Initial Price and Fundamental Change Stock Price.

(i)	No adjustment in any Fixed Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Fixed Conversion Rate. If the adjustment is not made because the adjustment does not change the Fixed Conversion Rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/10,000th of a share. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to any Mandatory Conversion, Optional Conversion, Fundamental Change Conversion or Early Conversion. If an adjustment is made to the Fixed Conversion Rates pursuant to this Section 12, an inversely proportional adjustment shall also be made to the Threshold Appreciation Price and the Initial Price solely for purposes of determining which of clauses (i), (ii) and (iii) of Section 5(b) shall apply on the Conversion Date. Such adjustment shall be made by dividing each of the Threshold Appreciation Price and the Initial Price by a fraction, the numerator of which shall be either Fixed Conversion Rate immediately after such adjustment pursuant to clause (i), (ii), (iii), (iv) or (v) of Section 12(a) or Section 12(b) and the denominator of which shall be such Fixed Conversion Rate immediately before such adjustment; provided that if such adjustment to the Fixed Conversion Rates is required to be made pursuant to the occurrence of any of the events contemplated by clause (i), (ii), (iii), (iv) or (v) of Section 12(a) or Section 12(b) during the period taken into consideration for determining the Applicable Market Value, appropriate and customary adjustments shall be made to the VWAPs per share of Common Stock used to calculate the Average VWAP prior to the date of such adjustment.

(ii)

If an adjustment is made to the Fixed Conversion Rates pursuant to clause (i), (ii), (iii), (iv) or (v) of Section 12(a) or Section 12(b), a proportional adjustment shall be made to each Stock Price column heading set forth in the table included in the definition of Fundamental Change Conversion Rate. Such adjustment shall be made by multiplying each Stock Price included in such table by a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to such adjustment and the denominator of which is the Minimum Conversion Rate immediately after such adjustment. Each of the Conversion Rates set forth in the table included in the definition of Fundamental Change Conversion Rates will be subject to adjustment in the same manner as each Fixed Conversion Rate.

(iii)	No adjustment to the Fixed Conversion Rates need be made if Holders may participate in the transaction that would otherwise give rise to such adjustment, so long as the distributed assets or securities the Holders would receive upon conversion of the Series B—if such assets or securities are convertible, exchangeable or exercisable—are convertible, exchangeable or exercisable, as applicable, without any loss of rights or privileges for a period of at least 45 days following conversion of the Series B.

(iv)	The applicable Conversion Rate shall not be adjusted:

(A)	upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in the Common Stock under any plan;

(B)	upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of the Corporation;

(C)	upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date;

(D)	as a result of payment of regular quarterly dividends on the Common Stock not in excess of $0.01 per share;

(E)	for a change in the par value of the Common Stock; or

(F)	as a result of a tender offer solely to holders of fewer than 100 shares of the Common Stock.

(v)	The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board of Directors, or a duly authorized committee thereof, shall be final and conclusive unless clearly inconsistent with the intent hereof.

(d) Notice of Adjustment. Whenever a Fixed Conversion Rate or the Fundamental Change Conversion Rate, as applicable, is to be adjusted, the Corporation shall: (i) compute such adjusted Fixed Conversion Rate or the Fundamental Change Conversion Rate, as applicable, and prepare and transmit to the Transfer Agent an Officers’ Certificate setting forth such adjusted Fixed Conversion Rate or the Fundamental Change Conversion Rate, as

applicable, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; (ii) as soon as practicable following the determination of a revised Fixed Conversion Rate or Fundamental Change Conversion Rate, as applicable, provide, or cause to be provided, a written notice to the Holders of the Series B of the occurrence of such event and (iii) as soon as practicable following the determination of a revised Fixed Conversion Rate or Fundamental Change Conversion Rate, as applicable, provide, or cause to be provided, to the Holders of the Series B a statement setting forth in reasonable detail the method by which the adjustment to such Fixed Conversion Rate or the Fundamental Change Conversion Rate, as applicable, was determined and setting forth such revised Fixed Conversion Rate or Fundamental Change Conversion Rate, as applicable.

(e) Reorganization Events. In the event of:

(A)	any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of the Corporation or another Person),

(B)	any sale, transfer, lease or conveyance to another Person of all or substantially all of the Corporation’s property and assets, or

(C)	any reclassification of the Common Stock into securities including securities other than the Common Stock (any such event specified in paragraphs (A) through (C), a “Reorganization Event”),

each share of Series B outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders of the Series B, after such Reorganization Event, be convertible into the kind of securities, cash and other property receivable in such Reorganization Event (without any interest thereon and without any right to dividends or distribution thereon which have a record date that is prior to the Conversion Date) per share of Common Stock (the “Exchange Property”) if the Holder of such share of Series B had converted such share into Common Stock immediately prior to such Reorganization Event and exercised his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event and in respect of which such rights of election shall have been exercised (“Electing Share”), then, for the purpose of this Section 12(e) the kind and amount of securities, cash and other property receivable upon such Reorganization Event by the holder of each Electing Share shall be deemed to be the weighted average of the kinds and amounts so receivable per share by the holders of the Electing Shares). The amount of Exchange Property receivable upon any Mandatory Conversion, Optional Conversion, Fundamental Change Conversion or Early Conversion shall be determined based upon the Conversion Rate in effect on such Conversion Date. The applicable Conversion Rate for purposes of such Mandatory Conversion, Optional Conversion, Fundamental Change Conversion or Early Conversion shall be (x) the Minimum Conversion Rate, in the case of an Optional Conversion

Date, (y) determined based upon the definition of Conversion Rate set forth in Section 5(b) in the case of the Mandatory Conversion Date, in each case, determined using the Applicable Market Value at such time, (z) determined on the basis of the Fundamental Change Conversion Rate in the case of the Fundamental Change Conversion Date or an Early Conversion Date.

For purposes of this Section 12(e), “Applicable Market Value” shall be deemed to refer to the Applicable Market Value of the Exchange Property and such value shall be determined (A) with respect to any publicly traded securities that compose all or part of the Exchange Property, based on the volume weighted average price of such securities, (B) in the case of any cash that composes all or part of the Exchange Property, based on the amount of such cash and (C) in the case of any other property that composes all or part of the Exchange Property, based on the value of such property, as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

The above provisions of this Section 12(e) shall similarly apply to successive Reorganization Events and the provisions of Section 12 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of Common Stock in any such Reorganization Event.

The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 12(e).

(f) For purposes of this Section 12, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 13. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each Holder of Series B shall be entitled to receive for each share of Series B, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock of the Corporation, payment in full in an amount equal to the sum of (i) $1,000.00 per share of Series B and (ii) the amount of any accrued and unpaid dividends on each share of Series B, whether or not declared, to the date fixed for liquidation, dissolution or winding up (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 13(a) the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series B and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series B as to such distribution, Holders of Series B and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions (including, if applicable, dividends on such amount) to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all Holders of Series B and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series B as to such distribution has been paid in full, the Holders of the Series B will have no right or claim to any of the remaining assets of the Corporation (or proceeds thereof).

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 13, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the Holders of Series B receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 14. No Sinking Fund. The Series B will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series B will have no right to require redemption or repurchase of any shares of Series B.

Section 15. Status of Repurchased Shares. Shares of Series B that are repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Series B may be reissued only as shares of any series of Preferred Stock other than Series B).

Section 16. Voting Rights.

(a) General. The Holders of Series B shall not have any voting rights except as set forth below or as otherwise from time to time required by law. Holders of shares of Series B will be entitled to one vote for each such share on any matter on which Holders of Series B are entitled to vote, including any action by written consent.

(b) Voting Rights as to Particular Matters. So long as any shares of Series B are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the affirmative vote or consent of the Holders of at least 66  2/3% of the shares of Series B at the time outstanding and all other Parity Stock having similar voting rights that are exercisable, voting together as a single class, given in person or by proxy, by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)	Authorization of Senior Stock. any amendment or alteration of the Certificate of Designations or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Series B with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii)	Amendment of Series B. any amendment, alteration or repeal of any provision of the Certificate of Designations or the Charter (including, unless no vote on such merger or consolidation is required by clause (iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Series B; or

(iii)	Share Exchanges, Reclassifications, Mergers and Consolidations. any consummation of a binding share exchange or reclassification involving the Series B, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series B remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series B immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 16(b), the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Series B with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the Holders of outstanding shares of the Series B.

(c) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders of Series B (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws and applicable law and the rules of any national securities exchange or other trading facility on which Series B is listed or traded at the time.

Section 17. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Series B may deem and treat the Record Holder of any share of Series B as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 18. Notices. All notices or communications in respect of Series B shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Series B are issued in book-entry form through DTC or any similar facility, such notices may be given to the Holders of Series B in any manner permitted by such facility.

Section 19. No Preemptive Rights; No Redemption Right. No share of Series B shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted. The Series B will not be redeemable.

Section 20. Replacement Stock Certificates.

(a) If physical certificates are issued, and any of the Series B certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series B certificate, or in lieu of and substitution for the Series B certificate lost, stolen or destroyed, a new Series B certificate of like tenor and representing an equivalent amount of shares of Series B, but only upon receipt of evidence of such loss, theft or destruction of such Series B certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(b) The Corporation is not required to issue any certificate representing the Series B on or after the Mandatory Conversion Date. In lieu of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, shall deliver the shares of Common Stock issuable pursuant to the terms of the Series B formerly evidenced by the certificate.

Section 21. Transfer Agent, Registrar, Conversion and Dividend Disbursing Agent.

The duly appointed transfer agent, registrar, conversion and dividend disbursing agent for the Series B shall be the Transfer Agent. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders of the Series B.

Section 22. Form. The Series B shall be issued in the form of one or more permanent global shares of Series B in definitive, fully registered form with the global legend (the “Global Shares Legend”) as set forth on the form of Series B certificate attached hereto as

Exhibit A (each, a “Global Preferred Share”), which is hereby incorporated in and expressly made a part hereof. The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Shares shall be deposited on behalf of the Holders of the Series B represented thereby with the Registrar, at its New York office as custodian for DTC or a Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 22 shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 22, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of the Convertible Preferred Shares may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Convertible Preferred Shares, this Certificate of Designations or the Charter. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Series B, unless (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for the Depositary within 90 days or (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Depositary within 90 days. In any such case, the Global Preferred Shares shall be exchanged in whole for definitive shares of Series B in registered form, with the same terms and of an equal aggregate Liquidation Preference. Definitive shares of Series B shall be registered in the name or names of the Person or Person specified by the Depositary in a written instrument to the Registrar.

Section 23. Stock Transfer and Stamp Taxes. The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series B or shares of Common Stock or other securities issued on account of Series B pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B or Common Stock or other securities in a name other than that in which the shares of Series B with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

Section 24. Other Rights. The shares of Series B shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

IN WITNESS WHEREOF, Regions Financial Corporation has caused this Certificate of Designations to be signed by John D. Buchanan, its Senior Executive Vice President, General Counsel and Corporate Secretary, this 26th day of May 2009.

REGIONS FINANCIAL CORPORATION

By:	/s/ John D. Buchanan
Name:	John D. Buchanan
Title:	Senior Executive Vice President, General Counsel and Corporate Secretary

CERTIFICATE OF DESIGNATIONS SIGNATURE PAGE

Exhibit A

10% Mandatory Convertible Preferred Stock, Series B	10% Mandatory Convertible Preferred Stock, Series B
PAR VALUE $1.00

Certificate Number	Shares
[Number]	[Number of Shares]

REGIONS FINANCIAL CORPORATION

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

THIS CERTIFIES THAT	[NAME]	CUSIP 7591EP209

is the owner of	[NUMBER OF SHARES]

FULLY PAID AND NON-ASSESSABLE SHARES OF 10% MANDATORY CONVERTIBLE PREFERRED STOCK, SERIES B, PAR VALUE $1.00 PER SHARE AND A LIQUIDATION PREFERENCE OF $1,000 PER SHARE PLUS ACCRUED AND UNPAID DIVIDENDS, OF

REGIONS FINANCIAL CORPORATION, a Delaware corporation (the “Corporation”), transferable on the books of the Corporation by the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid or obligatory for any purpose unless countersigned and registered by the Transfer Agent and Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

DATED:

COUNTERSIGNED AND REGISTERED
C. Dowd Ritter Chairman, President and Chief Executive Officer	[REGIONS FINANCIAL CORPORATION CORPORATE SEAL]	COMPUTERSHARE TRUST COMPANY, N.A.
TRANSFER AGENT AND REGISTRAR

By
John Buchanan Corporate Secretary		Authorized Signature

REGIONS FINANCIAL CORPORATION

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF OF THE CORPORATION AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. SUCH REQUEST SHOULD BE ADDRESSED TO THE CORPORATION OR THE TRANSFER AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE STATEMENT WITH RESPECT TO SHARES. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-as tenants in common	UNIF GIFT MIN ACT -		Custodian
			(Cust)		(Minor)
under Uniform Gifts to Minors Act

TEN ENT	-as tenants by the entireties			(State)

JT TEN	-as joint tenants with right of survivorship	UNIF TRF MIN ACT -		Custodian (until age )
	and not as tenants in common		(Cust)		(Minor)
under Uniform Transfers to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

For value received,
Hereby sell, assign and transfer unto

Shares
of the capital stock represented by the within Certificate, and do hereby irrevocably constitute and appoint

Attorney
to transfer the said stock on the books of the within-named Corporation with full power of substitution in the premises.

Dated:	20

Signature(s) Guaranteed: Medallion Stamp

THE SIGNATURE(S) SHOULD BE GUARANTEED BY

AN ELIGIBLE GUARANTOR INSTITUTION

(Banks, Stockbrokers, Savings and Loan Associations and

Credit Unions) WITH MEMBERSHIP IN AN APPROVED

SIGNATURE GUARANTEE MEDALLION PROGRAM

PURSUANT TO S.E.C. RULE 17Ad-15

Signature:
Signature:
Notice: The signature to this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alternation or enlargement, or any change whatever